Exhibit 99.1

Porter Bancorp, Inc. Announces Second Quarter 2011 Results

Non-Performing Assets Reduced and Goodwill Written-Off

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 28, 2011--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the second quarter of 2011.

The Company reported a net loss to common shareholders of $39.0 million, or $(3.33) per diluted share, for the second quarter of 2011. Net loss to common shareholders for the six months ended June 30, 2011 was $38.6 million, or $(3.30) per fully diluted common share. Our loss was a direct result of a strategy change undertaken in the second quarter to more aggressively dispose of certain non-performing assets and the write-off of our goodwill. Our change in strategy for disposal of certain non-performing assets is reflected in the $22.1 million other real estate expense and provision for loan losses of $13.7 million, which exceed our net charge-offs for the quarter by $5.1 million. The goodwill impairment charge does not affect cash flows, liquidity, regulatory capital, regulatory capital ratios or the Company’s future operations and was recorded principally due to the decline in the Company’s stock price.

During the second quarter, management, with concurrence of the Board of Directors, determined that certain properties held in other real estate were not likely to be successfully disposed of in an acceptable time-frame using routine marketing efforts. It became apparent that certain condominium projects were going to require extended holding periods to sell the properties at recent appraised values. Accordingly, during June, the Company sold, in a single transaction, 54 finished condominium property units from several condominium developments in our OREO portfolio, with a carrying value of approximately $11.0 million for $5.2 million, resulting in a pre-tax loss of $5.8 million. In addition, management adjusted its valuations for similar properties held in other real estate through provision of an allowance of $10.6 million on other real estate held, with the objective of marketing these properties more aggressively. During the quarter the Company also recorded additional write-downs on real estate owned due to lower valuations reflected in updated appraisals.

A summary of other real estate owned expense follows (in thousands):
Loss on sale of other real estate	$6,485
Allowance provided on other real estate due to strategy change	10,600
Write-downs of other real estate	4,351
Costs to administer other real estate	673
Total	$22,109

These actions led to a substantial improvement in our asset quality measurements. Non-performing assets fell from $143.9 million at March 31, 2011 to $111.4 million at June 30, 2011, a decline of $32.4 million. Comparing the same periods, the ratio of non-performing assets to total assets fell from 8.28% to 6.65%, the allowance for loan losses to total loans moved from 2.63% to 3.10%, and the allowance for loan losses to non-performing loans increased from 48.09% to 62.98%.

“Our loss in the second quarter was largely a result of our strategy change to more aggressively move other real estate off our balance sheet,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “We determined that the holding period required to liquidate large condominium projects at current appraised value was inconsistent with our objective of materially reducing non-earning assets in a timely manner. Accordingly, we sold 54 condominium units below prior carrying value and have established a valuation allowance to reduce the carrying value of similar remaining properties to a level we believe will lead to quicker sale. As a result, we saw significant improvement in our asset quality ratios. We also added personnel to our team addressing other real estate owned to accelerate disposal efforts.

“The Company’s write-off of goodwill is a non-cash charge that has no effect on the operation of our business, our ability to serve our customers or our insurance coverage for deposits,” continued Ms. Bouvette. “The recent decline in our stock price caused us to update our goodwill impairment testing which led to the conclusion that our goodwill should be written off. As a result our book value and tangible book value are more closely aligned.”

Second Quarter Highlights

  We recorded a pre-tax goodwill impairment charge of $23.8 million during the second quarter of 2011. The write-off of goodwill was a non-cash accounting entry that had no effect on liquidity, regulatory capital or regulatory capital ratios. Approximately $6.2 million of the impairment charge was deductible for federal income tax purposes. The after tax impact of the goodwill impairment charge was $21.6 million or $(1.85) per common share.
  Net loss to common shareholders was $39.0 million for the three months ended June 30, 2011, compared with a net loss of $1.6 million for the second quarter of 2010. Net loss per fully diluted common share was $(3.33) in the second quarter of 2011 compared with $(0.18) per share in the second quarter of 2010.
  Net interest margin decreased 26 basis points to 3.45% in the second quarter of 2011 compared with 3.71% in the second quarter of 2010. The decrease in margin since last year resulted from lower average earning assets relative to average interest bearing liabilities and a 21 basis point decline in net interest spread.
  Average loans decreased 6.5% to $1.27 billion in the second quarter of 2011 compared with $1.36 billion in the second quarter of 2010. Net loans decreased 7.6% to $1.21 billion in the second quarter of 2011 compared with $1.31 billion at June 30, 2010.
  Deposits increased 1.5% to $1.44 billion compared with $1.41 billion at June 30, 2010, and decreased 2.2% from $1.47 billion at December 31, 2010. The decrease in deposits from year-end 2010 follows management’s strategy to match liability funding levels with lower loan balances.
  Total assets decreased 4.8% to $1.68 billion compared with $1.76 billion at June 30, 2010, due largely to the decrease in loans.
  Non-performing loans decreased $8.4 million during the second quarter to $61.5 million at June 30, 2011, compared with $69.9 million at March 31, 2011. The decrease from March 31, 2011 to June 30, 2011 was primarily in the commercial and residential real estate segments of our portfolio.
  Non-performing assets decreased $32.4 million during the second quarter to $111.4 million at June 30, 2011, from $143.9 million at March 31, 2011. The decrease was primarily due to sales and write-downs of other real estate owned, and nonperforming loans moving through the collection and foreclosure process.
  In June 2011, we closed a bulk sale transaction involving 54 condominium units in our OREO portfolio. We received $5.2 million in the transaction of which $2.7 million was cash and $2.5 million was financed by PBI Bank at market terms. The book value of the units sold was approximately $11.0 million resulting in a pre-tax loss on sale of approximately $5.8 million. Additionally, the Company recorded additional writedowns of approximately $10.6 million on similar OREO properties remaining in the portfolio.
  On June 24, 2011, PBI Bank entered into a Consent Order with the FDIC and the Kentucky Department of Financial Institutions. The consent order establishes benchmarks for the Bank to improve its asset quality, reduce its loan concentrations and maintain its capital levels.

Net Interest Income

Net interest income decreased 8.7% to $13.4 million for the three months ended June 30, 2011, a decrease of $1.3 million, compared with $14.7 million for the same period in 2010. Net interest income decreased 5.9% to $27.2 million for the six months ended June 30, 2011, a decrease of $1.7 million, compared with $28.9 million for the same period in 2010. The decrease was primarily attributable to a decline in average balance of and yields on earning assets, partially offset by a decrease in the cost of funds, compared with 2010.

Net interest margin decreased 26 basis points to 3.45% in the second quarter of 2011 from our margin of 3.71% in the prior year second quarter due primarily to lower average earning assets and a 21 basis point decline in net interest spread. The yield on earning assets declined 65 basis points from the 2010 second quarter, compared with a 44 basis point decline in rates paid on interest-bearing liabilities. Net interest margin decreased 9 basis points to 3.45% from our margin of 3.54% in the first quarter of 2011, due primarily to a lower yield on earning assets. The yield on earning assets declined 12 basis points from the first quarter of 2011 compared with a 4 basis point decline in rates paid on interest-bearing liabilities. Interest foregone on nonaccrual loans was $1.1 million and $1.8 million for the second quarter and first six months of 2011, respectively.

Average earning assets declined 1.6% to $1.58 billion for the three months ended June 30, 2011, compared with $1.61 billion for the three months ended June 30, 2010. The decline in average earnings assets was primarily due to a 6.5% decrease in average loans to $1.27 billion for the 2011 second quarter from $1.36 billion in the 2010 second quarter.

Average deposits increased 1.2% to $1.47 billion, up from $1.46 billion for the three months ended June 30, 2010.

Non-Interest Income

Non-interest income for the second quarter of 2011 increased 91.4%, or $1.4 million, to $2.87 million compared with $1.50 million in the second quarter of 2010. The increase in non-interest income was due to increased gains on sales of securities and loans originated for sale, partially offset by lower service charges on deposit accounts. During the quarter, certain securities were liquidated and replaced in an effort to reduce market value volatility at a modestly reduced yield going forward. In addition, we recorded an other than temporary impairment charge totaling $465,000 in the 2010 second quarter. There was no comparable charge in the second quarter of 2011.

Non-Interest Expense

Non-interest expense increased to $54.8 million in the second quarter of 2011 compared with $11.5 million in the second quarter of 2010. The increase was due largely to a one-time goodwill impairment charge of $23.8 million and a significant increase in OREO expense compared with the second quarter of 2010. OREO expense increased to $22.1 million in the second quarter of 2011 compared with $3.9 million in the second quarter of 2010, due primarily to increased losses on sales of OREO, OREO write-downs to reflect current market values, the result of our strategy change in regard to certain projects, and OREO maintenance expense. Loan collection expense increased to $925,000 in the 2011 second quarter compared with $182,000 in the prior year second quarter, due primarily to a confidential settlement in a lawsuit during the month of June. FDIC insurance premiums rose to $855,000 in the second quarter of 2011 compared with $706,000 in the second quarter of 2010. Salaries and employee benefits expense increased to $4.2 million in the second quarter of 2011 compared with $3.9 million in the prior year’s second quarter due to merit raises and increases in staff, primarily in the credit and problem asset workout areas.

Balance Sheet Review

Total assets decreased 4.8% to $1.68 billion at June 30, 2011, from $1.76 billion at June 30, 2010, and decreased 2.8% from $1.72 billion at December 31, 2010. Since December 31, 2010, total loans are down 4.1%, or $53.0 million, to $1.25 billion from $1.30 billion at December 31, 2010, primarily due to efforts to move troubled loans through the collection, foreclosure, and disposition process. Deposits at June 30, 2011, decreased 2.2% to $1.44 billion from $1.47 billion at December 31, 2010, primarily due to decreased certificates of deposit. Certificates of deposit decreased by 3.0%, or $35.5 million, during the first half of 2011. The decrease in deposits from year-end 2010 follows management’s strategy to match liability funding levels with lower loan balances.

Asset Quality

Non-performing loans decreased to $61.5 million, or 4.9% of total loans, at June 30, 2011, compared with $69.9 million, or 5.5% of total loans, at March 31, 2011. Non-performing assets decreased to $111.4 million, or 6.7% of total assets, compared with $143.9 million, or 8.3% of total assets, at March 31, 2011.

Past due loans, by their nature, may migrate to nonperforming status if the credit weaknesses which caused delinquency status are not remedied. We have elevated our monitoring on a significant credit that has become past due during the second quarter having a principal balance of approximately $10 million. This credit is a retail development having current appraised values well in excess of our loan value therefore no credit losses are expected. However, the borrowers are under stress and we may ultimately take possession of the collateral to protect our position in the near future. At June 30, 2011, this credit is classified as performing. Further adverse changes could cause the loan to move to non-performing/impaired status.

We continue to resolve troubled loans by working them through the collection, foreclosure, and disposition process. Foreclosed properties at June 30, 2011 declined to $49.9 million compared with $67.6 million at December 31, 2010, and $68.5 million at June 30, 2010. Our ratio of non-performing assets to total assets decreased to 6.7% at June 30, 2011, compared with 7.4% at December 31, 2010.

Non-Accrual Loan Activity

(in thousands)
Non-accrual loans at March 31, 2011	$65,964
Loans returned to accrual status	(4,240)
Net principal pay-downs	(6,413)
Charge-offs	(6,455)
Loans foreclosed and transferred to OREO	(5,433)
Loans placed on non-accrual during the period	16,908
Non-accrual loans at June 30, 2011	$60,331

Other Real Estate Owned (OREO) Activity (Net of Allowance)

(in thousands)
OREO at March 31, 2011	$73,942
Real estate acquired	6,449
Valuation adjustment write downs	(14,951)
Proceeds from sales of properties	(9,425)
Gain (loss) on sales, net	(6,485)
Capital improvements	383
OREO at June 30, 2011	$49,913

Our loan loss reserve as a percentage of total loans was increased to 3.10% at June 30, 2011, compared with 2.01% at June 30, 2010. Net loan charge-offs for the second quarter of 2011 were $8.6 million, or 0.68% of average loans for the quarter.

Our provision for loan losses was $13.7 million in the second quarter of 2011, an increase from $5.1 million in the first quarter of 2011, and $6.6 million in the prior year second quarter. The increase was due to an increase in charge-offs, soft real estate market conditions and their effect on underlying property values and borrowers’ ability to repay, internal downgrades to existing credits, and additional reserves for various commercial credits.

“We completed our first bulk asset sale of OREO in the second quarter as part of our revised strategy to reduce the balance of non-performing assets,” continued Ms. Bouvette. “We continue to evaluate other opportunities to reduce the level of non-performing assets. We remain focused on managing credit quality and disposing of other real estate, which are the keys to restoring Porter Bancorp’s earnings power in future quarters.”

Regulation G Disclosure

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company believes these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance. The Company believes this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company recognized an impairment charge for goodwill during the three month period ending June 30, 2011, which substantially impacted the reported financial results for that period. The Company believes excluding the impairment charge provides investors and other interested parties with an additional meaningful measure to evaluate the Company’s results of operations. The following table reconciles the non-GAAP financial measure “Net loss to common shareholders excluding goodwill impairment charge, net of taxes” with “Net loss available to common shareholders” calculated and presented in accordance with GAAP.

	Three Months Ended June 30, 2011	Earnings Per Common Share Impact
(In thousands except per share data)
Net loss to common shareholders as reported	$(38,960)	$(3.33)
Less: Goodwill impairment, net of taxes	(21,635)	(1.85)
Net loss to common shareholders excluding goodwill impairment charge, net of taxes	$(17,325)	$(1.48)

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2011 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/11	3/31/11	6/30/10	6/30/11	6/30/10

Income Statement Data
Interest income	$19,198	$19,616	$22,126	$38,814	$44,752
Interest expense	5,757	5,848	7,399	11,605	15,848

Net interest income	13,441	13,768	14,727	27,209	28,904
Provision for loan losses	13,700	5,100	6,600	18,800	9,600
Net interest income after provision	(259)	8,668	8,127	8,409	19,304

Service charges on deposit accounts	659	630	793	1,289	1,513
Income from fiduciary activities	246	255	273	501	525
Gains on sales of loans originated for sale	320	221	184	541	275
Gains on sales of securities, net	1,025	83	24	1,108	81
Other than temporary impairment on securities	—	—	(465)	—	(465)
Other	615	598	688	1,213	1,260
Non-interest income	2,865	1,787	1,497	4,652	3,189

Salaries & employee benefits	4,180	4,124	3,931	8,304	7,878
Occupancy and equipment	981	972	1,015	1,953	2,037
Goodwill impairment	23,794	—	—	23,794	—
Other real estate owned expense	22,109	1,367	3,854	23,476	4,232
FDIC insurance	855	855	706	1,710	1,411
Loan collection expense	925	262	182	1,187	357
Franchise tax	582	582	543	1,164	1,086
Professional fees	354	280	292	634	558
Communications expense	165	168	173	333	359
Postage and delivery	128	123	198	251	386
Advertising	87	102	77	189	173
Other	599	560	542	1,159	1,085
Non-interest expense	54,759	9,395	11,513	64,154	19,562

Income (loss) before income taxes	(52,153)	1,060	(1,889)	(51,093)	2,931
Income tax expense (benefit)	(12,164)	261	(758)	(11,903)	806
Net income (loss)	(39,989)	799	(1,131)	(39,190)	2,125
Less:
Dividends on preferred stock	437	438	437	875	875
Accretion on preferred stock	44	44	44	88	88
Earnings (loss) allocated to participating shares	(1,510)	12	2	(1,552)	83
Net income (loss) to common shareholders	$(38,960)	$305	$(1,614)	$(38,601)	$1,079

Weighted average shares – Basic	11,718,656	11,704,651	9,095,013	11,705,247	9,084,940
Weighted average shares – Diluted	11,718,656	11,704,651	9,097,633	11,705,247	9,086,383

Basic earnings (loss) per common share	$ (3.33)	$0.03	$ (0.18)	$(3.30)	$0.12
Diluted earnings (loss) per common share	$ (3.33)	$0.03	$ (0.18)	$(3.30)	$0.12
Cash dividends declared per common share	$0.01	$0.01	$0.19	$0.02	$0.38

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/11	3/31/11	6/30/10	6/30/11	6/30/10

Average Balance Sheet Data
Assets	$1,708,552	$1,738,253	$1,737,685	$1,723,321	$1,785,679
Loans	1,268,196	1,290,851	1,356,883	1,279,461	1,380,553
Earning assets	1,580,185	1,591,561	1,605,387	1,585,842	1,674,066
Deposits	1,473,459	1,481,192	1,455,775	1,477,304	1,500,374
Long-term debt and advances	51,340	48,275	84,809	49,816	92,515
Interest bearing liabilities	1,431,757	1,434,718	1,448,795	1,433,229	1,503,396
Stockholders’ equity	166,602	190,585	179,205	178,527	174,508

Performance Ratios
Return on average assets	(9.39)%	0.19%	(0.26)%	(4.59)%	0.24%
Return on average equity	(96.27)	1.70	(2.53)	(44.27)	2.46
Yield on average earning assets (tax equivalent)	4.91	5.03	5.56	4.97	5.42
Cost of interest bearing liabilities	1.61	1.65	2.05	1.63	2.13
Net interest margin (tax equivalent)	3.45	3.54	3.71	3.50	3.51
Efficiency ratio	202.64	60.72	69.08	131.24	60.23

Loan Charge-off Data
Loans charged-off	$(8,596)	$(5,867)	$(6,403)	$(14,463)	$(9,309)
Recoveries	14	81	96	95	153
Net charge-offs	$(8,582)	$(5,786)	$(6,307)	$(14,368)	$(9,156)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of	As of
	6/30/11	3/31/11	12/31/10	6/30/10

Assets
Loans	$1,250,023	$1,277,497	$1,303,013	$1,337,508
Loan loss reserve	(38,717)	(33,599)	(34,285)	(26,836)
Net loans	1,211,306	1,243,898	1,268,728	1,310,672
Securities available for sale	157,524	163,032	106,309	175,738
Federal funds sold & interest bearing deposits	151,362	146,477	137,429	103,139
Cash and due from financial institutions	23,731	15,626	48,006	12,263
Premises and equipment	21,888	22,175	22,468	22,954
Other real estate owned	49,913	73,942	67,635	68,450
Goodwill	—	23,794	23,794	23,794
Deferred tax assets	20,873	12,720	12,958	3,668
Accrued interest receivable and other assets	39,864	35,443	36,625	39,979
Total Assets	$1,676,461	$1,737,107	$1,723,952	$1,760,657

Liabilities and Equity
Certificates of deposit	$1,131,342	$1,168,841	$1,166,820	$1,113,564
Interest checking	81,776	85,343	87,690	78,429
Money market	83,083	83,133	80,082	81,637
Savings	36,519	38,234	34,678	36,312
Total interest bearing deposits	1,332,720	1,375,551	1,369,270	1,309,942
Demand deposits	102,777	106,772	98,398	104,384
Total deposits	1,435,497	1,482,323	1,467,668	1,414,326
Federal funds purchased & repurchase agreements	11,000	11,429	11,616	11,810
FHLB advances	38,937	14,564	15,022	96,695
Junior subordinated debentures	33,325	33,550	33,550	34,000
Accrued interest payable and other liabilities	7,250	5,507	6,681	7,601
Total liabilities	1,526,009	1,547,373	1,534,537	1,564,432
Stockholders’ equity	150,452	189,734	189,415	196,225
Total Liabilities and Stockholders’ Equity	$1,676,461	$1,737,107	$1,723,952	$1,760,657

Ending shares outstanding	11,840,670	11,840,176	11,846,107	11,109,519
Book value per common share	$9.47	$12.79	$12.76	$13.90
Tangible book value per common share	9.25	10.37	10.33	10.98

Asset Quality Data
Loan 90 days or more past due still on accrual	$1,146	$3,907	$594	$10,497
Non-accrual loans	60,331	65,964	59,799	38,199
Total non-performing loans	61,477	69,871	60,393	48,696
Real estate acquired through foreclosures	49,913	73,942	67,635	68,450
Other repossessed assets	54	41	52	51
Total non-performing assets	$111,444	$143,854	$128,080	$117,197
Non-performing loans to total loans	4.92%	5.47%	4.63%	3.64%
Non-performing assets to total assets	6.65	8.28	7.43	6.66
Allowance for loan losses to non-performing loans	62.98	48.09	56.77	55.11
Allowance for loan losses to total loans	3.10	2.63	2.63	2.01

Risk-based Capital Ratios
Tier I leverage ratio	9.97%	10.93%	11.08%	11.11%
Tier I risk-based capital ratio	13.64	14.59	14.39	14.00
Total risk-based capital ratio	15.58	16.52	16.32	15.93

FTE employees	301	300	286	281

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO